Exhibit 99.1

Moderna Reports First Quarter 2026 Financial Results and Provides Business Updates
Reports first quarter revenue of $0.4 billion, with approximately 80% of revenue from international markets

Reports first quarter GAAP net loss of $(1.3) billion and GAAP EPS of $(3.40), including $0.9 billion non-recurring litigation settlement charge

Reiterates plan to deliver up to 10% revenue growth and GAAP operating expense reductions in 2026, excluding the non-recurring litigation settlement charge

Advanced infectious disease portfolio with key regulatory milestones in the EU, including approval of mNEXSPIKE and mCOMBRIAX, Moderna’s flu plus COVID combination vaccine

Initiated Phase 3 clinical study evaluating intismeran autogene as monotherapy and in combination with KEYTRUDA QLEX for treatment of high-risk Stage 1 non-small cell lung cancer

CAMBRIDGE, MA / ACCESSWIRE / May 1, 2026 / Moderna, Inc. (NASDAQ:MRNA) today reported financial results and provided business updates for the first quarter of 2026.
“The Moderna team delivered a great start to the year, driving significant revenue growth and substantial cost reductions building on actions taken in 2025. We received two product approvals in Europe, including the world’s first flu plus COVID combination vaccine, mCOMBRIAX. We also started a new pivotal trial for intismeran—our first Phase 3 monotherapy study for high-risk Stage 1 non-small cell lung cancer patients,” said Stéphane Bancel, Chief Executive Officer of Moderna. “Building on this strong first quarter momentum, we are excited to return to sales growth in 2026 and expect several additional approvals around the world, including for our seasonal flu vaccine, which would be Moderna’s fifth approved product. We also look forward to important pivotal readouts this year for our norovirus, intismeran in melanoma, and propionic acidemia programs."

Commercial Updates

During the first quarter, Moderna continued to advance its multi-year revenue growth strategy by executing on strategic partnerships and key approvals. In the UK, the Company delivered the first shipment under its long-term strategic partnership. Moderna also received regulatory approval in Europe for mNEXSPIKE® and its flu plus COVID combination vaccine, mCOMBRIAX®, as well as mRESVIA® for all individuals aged 18 and older.
First Quarter 2026 Financial Results

Revenue: Total revenue for the first quarter of 2026 was $389 million, an increase of $281 million compared to the same period in 2025. Revenue was $78 million in the U.S. and $311 million in international markets. Net product sales increased due to higher COVID vaccine sales, primarily in international markets, as a result of deliveries under long-term strategic partnerships with government entities.

Cost of Sales: Cost of sales for the first quarter of 2026 was $955 million, including third-party royalties of $895 million and inventory write-downs of $38 million. Cost of sales increased by $865 million, compared to the same period in 2025, primarily driven by litigation settlement-related expenses of $878 million recognized in the first quarter of 2026 within third-party royalties. Excluding these expenses, cost of sales decreased compared to the same period in 2025, primarily due to lower unutilized manufacturing capacity costs, losses on firm purchase commitments and inventory write-downs, partially offset by higher sales volume.

Research and Development Expenses: Research and development expenses for the first quarter of 2026 were $649 million, a 24% decrease compared to the same period in 2025. The decrease was primarily driven by lower clinical development and manufacturing costs, reflecting the wind-down of large Phase 3 respiratory programs and congenital CMV studies, as well as the timing of clinical trial activities, partially offset by higher costs related to postmarketing commitments for the Company's COVID products.

Selling, General and Administrative Expenses: Selling, general and administrative expenses for the first quarter of 2026 were $173 million, an 18% decrease compared to the same period in 2025. The decrease was primarily driven by lower employee-related expenses, as well as reduced marketing costs and lower consulting and external services across multiple functions, reflecting continued discipline across the organization.

Income Taxes: Income tax provisions for both periods were not material, as the Company continues to maintain a global valuation allowance against most of its deferred tax assets.

Net Loss: Net loss was $(1.3) billion for the first quarter of 2026, compared to net loss of $(1.0) billion for the first quarter of 2025. Litigation settlement-related expenses had an unfavorable impact of $(0.9) billion on net loss for the first quarter of 2026.

Loss Per Share: Loss per share was $(3.40) for the first quarter of 2026, compared to loss per share of $(2.52) for the first quarter of 2025. Litigation settlement-related expenses had an unfavorable impact of $(2.22) on loss per share for the first quarter of 2026.

Cash Position: Cash, cash equivalents and investments as of March 31, 2026, were $7.5 billion, compared to $8.1 billion as of December 31, 2025. The decrease was primarily driven by operating losses associated with continued investment in research and development and advancement of the Company’s pipeline. Litigation settlement-related expenses recognized in the first quarter of 2026 did not impact cash during the period, as the related payment of $950 million is expected to be made in the third quarter of 2026.

2026 Financial Framework
Revenue: The Company is targeting up to 10% growth from 2025 revenue and expects 2026 revenue split to be approximately 50% U.S. and approximately 50% international.
Cost of Sales: Cost of sales for 2026 is now expected to be approximately $1.8 billion, including the $0.9 billion non-recurring litigation settlement charge.

Research and Development Expenses: Research and development expenses for 2026 are anticipated to be approximately $3.0 billion.
Selling, General and Administrative Expenses: Selling, general and administrative expenses for 2026 are projected to be approximately $1.0 billion.
Income Taxes: The Company expects its full-year tax expense to be negligible.
Capital Expenditures: Capital expenditures for 2026 are expected to be $0.2 to $0.3 billion.
Cash and Investments: Year-end cash and investments for 2026 are now projected to be $4.5 to $5.0 billion, which excludes any further drawdowns from the Company's remaining $0.9 billion available under its credit facility.
Recent Progress and Upcoming Late-Stage Pipeline Milestones
Infectious disease vaccines:
•Seasonal flu + COVID vaccine: Moderna recently presented mRNA-1083 data from a Japanese cohort at the 2026 European Society of Clinical Microbiology and Infectious Diseases (ESCMID) Global Congress. The Company has received European Commission marketing authorization for mCOMBRIAX in the EU and its mRNA-1083 regulatory filings are under review in Canada and Australia. Moderna is awaiting further guidance from the U.S. FDA on refiling the submission for its flu plus COVID combination vaccine.

•Seasonal flu vaccine: Moderna recently presented mRNA-1010 revaccination data at the 2026 ESCMID Global Congress. The Company's mRNA-1010 regulatory filings are under review in Europe, Canada and Australia and potential approvals are expected to begin in 2026. The U.S. FDA has assigned a Prescription Drug User Fee Act (PDUFA) goal date for mRNA-1010 of August 5, 2026.

•Norovirus vaccine: Moderna's ongoing Phase 3 safety and efficacy study of mRNA-1403 is fully enrolled in a second Northern Hemisphere season (2025-2026) with data expected in 2026, subject to case accruals.

Oncology therapeutics:

•Intismeran autogene: The Company is advancing mRNA-4157 in collaboration with Merck, with nine total Phase 2 and Phase 3 clinical trials underway across multiple tumor types including melanoma, non-small cell lung cancer (NSCLC), bladder cancer and renal cell carcinoma. This includes the recent initiation of a Phase 3 study of intismeran as monotherapy and in combination with KEYTRUDA QLEX for the treatment of high-risk Stage 1 NSCLC.

Fully enrolled studies include a Phase 3 adjuvant melanoma, a Phase 2 adjuvant renal cell carcinoma, and a Phase 2 adjuvant muscle invasive bladder cancer. Moderna expects Phase 3 adjuvant melanoma data potentially in 2026.

The Company recently announced an upcoming oral presentation on June 1 at 8 a.m. to 11 a.m. CT at the 2026 American Society of Clinical Oncology (ASCO) Annual Meeting highlighting positive five-year Phase 2b adjuvant melanoma data, which showed a sustained benefit with intismeran in combination with KEYTRUDA, reducing the risk of recurrence or death by 49% compared to KEYTRUDA alone.

•mRNA-4359: Moderna's Phase 1/2 study of mRNA-4359, an investigational wholly-owned cancer antigen therapy, is ongoing. The Company recently presented mRNA-4359 data at the American Association for Cancer Research (AACR) 2026 Annual Meeting. The Phase 2 portion of the study includes cohorts in first-line metastatic melanoma, second-line+ metastatic melanoma and first-line metastatic NSCLC, and the Company expects a potential Phase 2 data readout in 2026.

Rare disease therapeutics:

•Propionic acidemia (PA) therapeutic: The Company's PA candidate, mRNA-3927, is in a registrational study and target enrollment has been reached. Moderna expects potential data in 2026.

•Methylmalonic acidemia (MMA) therapeutic: The Company is deferring its decision on a pivotal trial for mRNA-3705 until PA registrational data readout.

Moderna Corporate Updates
•Entered into a settlement agreement with Arbutus Biopharma Corporation and Genevant Sciences GmbH resolving all litigation worldwide
•Announced the initiation of Phase 3 study of mRNA-1018, Moderna's investigational pandemic influenza vaccine in collaboration with the Coalition for Epidemic Preparedness Innovations (CEPI)

Key 2026 Investor and Analyst Event Dates
•ASCO Investor Event: June 1 at 7:15 a.m. ET
•Science Day: June 25
•Analyst Day: November 12

Investor Call and Webcast Information

Moderna will host a live conference call and webcast at 8:00 a.m. ET on May 1, 2026. To access the live conference call via telephone, please register at the link below. Once registered, dial-in numbers and a unique pin number will be provided. A live webcast of the call will also be available under "Events and Presentations" in the Investors section of the Moderna website.

•Telephone: https://register-conf.media-server.com/register/BI367363edc35a45ecbc7dd27b7741ea34
•Webcast: https://investors.modernatx.com

The archived webcast will be available on Moderna's website approximately two hours after the conference call and will be available for one year following the call.

About Moderna

Moderna is a pioneer and leader in the field of mRNA medicine. Through the advancement of its technology platform, Moderna is reimagining how medicines are made to transform how we treat and prevent diseases. Since its founding, Moderna's mRNA platform has enabled the development of vaccines and therapeutics across infectious diseases, cancer, rare diseases and more.

With a global team and a unique culture, driven by the company's values and mindsets, Moderna's mission is to deliver the greatest possible impact to people through mRNA medicines. For more information about Moderna, please visit modernatx.com and connect with us on X, Facebook, Instagram, YouTube and LinkedIn.

MODERNA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions, except per share data)

	Three Months Ended March 31,
	2026	2025
Revenue:
Net product sales	$352	$86
Other revenue[1]	37	22
Total revenue	389	108
Operating expenses:
Cost of sales	955	90
Research and development	649	856
Selling, general and administrative	173	212
Total operating expenses	1,777	1,158
Loss from operations	(1,388)	(1,050)
Interest income	72	90
Other expense, net	(18)	(4)
Loss before income taxes	(1,334)	(964)
Provision for income taxes	9	7
Net loss	$(1,343)	$(971)

Net loss per share
Basic and Diluted	$(3.40)	$(2.52)

Weighted average common shares used in calculation of net loss per share
Basic and Diluted	395	386
_______
1Includes grant, collaboration, licensing and royalty, and stand-ready manufacturing revenue.

MODERNA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	March 31,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$1,908	$2,595
Investments	3,297	3,204
Accounts receivable, net	71	184
Inventory	146	153
Prepaid expenses and other current assets	348	408
Total current assets	5,770	6,544
Investments, non-current	2,251	2,336
Property, plant and equipment, net	2,086	2,134
Right-of-use assets, operating leases	706	719
Other non-current assets	675	605
Total assets	$11,488	$12,338
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$161	$317
Accrued liabilities	1,912	1,386
Deferred revenue	102	99
Other current liabilities	220	185
Total current liabilities	2,395	1,987
Deferred revenue, non-current	154	153
Operating lease liabilities, non-current	645	653
Financing lease liabilities, non-current	13	20
Long-term debt	590	590
Other non-current liabilities	283	285
Total liabilities	4,080	3,688
Stockholders’ equity:
Additional paid-in capital	1,503	1,382
Accumulated other comprehensive income	25	45
Retained earnings	5,880	7,223
Total stockholders’ equity	7,408	8,650
Total liabilities and stockholders’ equity	$11,488	$12,338

MODERNA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended March 31,
	2026	2025
Operating activities
Net loss	$(1,343)	$(971)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	104	115
Depreciation and amortization	59	39
Amortization/accretion of investments	(11)	(19)
Loss on equity investments, net	2	8
Other non-cash items	6	2
Changes in assets and liabilities:
Accounts receivable, net	114	280
Prepaid expenses and other assets	54	46
Inventory	6	(8)
Right-of-use assets, operating leases	11	9
Accounts payable	(120)	(156)
Accrued liabilities	464	(381)
Deferred revenue	5	(29)
Operating lease liabilities	(7)	(5)
Other liabilities	26	33
Net cash used in operating activities	(630)	(1,037)
Investing activities
Purchases of marketable securities	(1,348)	(1,764)
Proceeds from maturities of marketable securities	732	1,933
Proceeds from sales of marketable securities	602	688
Purchases of property, plant and equipment	(62)	(117)
Purchase of intangible asset	—	(10)
Net cash (used in) provided by investing activities	(76)	730
Financing activities
Proceeds from issuance of common stock through equity plans	19	3
Tax payments related to net share settlements on equity awards	(2)	(1)
Changes in financing lease liabilities	—	2
Net cash provided by financing activities	17	4
Effect of changes in exchange rates on cash and cash equivalents	1	—
Net decrease in cash, cash equivalents and restricted cash	(688)	(303)
Cash, cash equivalents and restricted cash, beginning of year	2,597	1,929
Cash, cash equivalents and restricted cash, end of period	$1,909	$1,626

Spikevax®, mRESVIA®, mNEXSPIKE® and mCOMBRIAX® are registered trademarks of Moderna.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding: Moderna's 2026 financial framework, including its plan to deliver up to 10% revenue growth and GAAP operating expense reductions, and its projected year-end cash balance; Moderna’s multi-year revenue growth strategy, including geographic expansion and new product launches; Moderna's continued cost discipline; Moderna’s international strategic partnerships; expectations regarding mRNA-4157 Phase 3 adjuvant melanoma data in 2026; the potential of intismeran as monotherapy and in combination with KEYTRUDA QLEX; the potential of Moderna’s expanded oncology portfolio; pending and anticipated regulatory filings and potential approvals, including timing of approvals; Moderna's PDUFA date in the U.S. for mRNA-1010; and anticipated progress and milestones for Moderna's pipeline programs, including potential near-term data and other catalysts. In some cases, forward-looking statements can be identified by terminology such as "will," "may," "should," "could," "expects," "intends," "plans," "aims," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Moderna's control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include, among others, those risks and uncertainties described under the heading "Risk Factors" in Moderna's Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission (SEC), and in subsequent filings made by Moderna with the SEC, which are available on the SEC's website at www.sec.gov. Except as required by law, Moderna disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Moderna's current expectations and speak only as of the date of this press release.
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Moderna Contacts
Media:
Chris Ridley
Vice President, Head of Global Communications
+1 617-800-3651
Chris.Ridley@modernatx.com

Investors:
Lavina Talukdar
Senior Vice President & Head of Investor Relations
+1 617-209-5834
Lavina.Talukdar@modernatx.com

SOURCE: Moderna, Inc.